UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2024

CALIDI BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 794-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Warrants, each whole warrant exercisable for one share of common stock	CLDI WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2024, Mr. George Ng, a member of the Board of Directors (the “Board”) of Calidi Biotherapeutics, Inc. (the “Company”), informed the Board that, in order to focus on increasing professional commitments outside of the Company, he intends to allow the term of his Director position on the Board to expire, which expiration date is scheduled to be the date of the Company’s 2024 annual shareholder meeting. Notwithstanding the expiration of his term as Director, the Company and Mr. Ng agreed to maintain his strategic advisory and consultancy relationship with the Company.

Mr. Ng’s decision to allow his Director term to expire did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Ng’s decision, effective on the date of the Company’s 2024 annual shareholder meeting, the Board reduced the size of the Board from six to five directors.

Item 8.01 Other Events.

On August 16, 2024, following the receipt of notice from Mr. Ng, and as permitted by the Bylaws of the Company, the Board at the recommendation of the Nominating and Corporate Governance Committee, reduced the size of the Board from six (6) to five (5) members, by eliminating the Class I vacancy on the Board that is expected to result from the expiration of Mr. Ng’s term at the 2024 annual shareholder meeting. The information under Item 5.02 above is also incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIDI BIOTHERAPEUTICS, INC.
Dated: August 20, 2024
	By:	/s/ Wendy Pizarro
	Name:	Wendy Pizarro
	Title:	Chief Legal Officer